Registration Nos. 333-113180, 333-105072, and 333-27469
                                 Filed pursuant to Rule 424(b)(3)


                      [TEMPLE-INLAND LOGO]


                          COMMON STOCK
                   (Par Value $1.00 Per Share)
                     ______________________

                  STICKER TO REOFFER PROSPECTUS
            TEMPLE-INLAND INC. 1997 STOCK OPTION PLAN
          TEMPLE-INLAND INC. 2001 STOCK INCENTIVE PLAN
          TEMPLE-INLAND INC. 2003 STOCK INCENTIVE PLAN

     This sticker serves to supplement the Reoffer Prospectus dated March 1, 2004, to provide information with respect to Selling Stockholders.

     Mr. Larry E. Temple owns 2,000 shares of Common Stock that were acquired pursuant to the exercise of options granted pursuant to the Temple-Inland Inc. 1997 Stock Option Plan. Mr. Temple is eligible to sell pursuant to this Reoffer Prospectus all of such shares. Mr. Temple is a Director of the Company and is currently the beneficial owner of 12,900 shares of Common Stock. After completion of the offering, Mr. Temple will own 10,900 shares of Common Stock, which is less than one percent of the issued and outstanding shares of Common Stock. Mr. Temple also owns 13,367 phantom shares accrued under a Company plan, which are unaffected by this transaction.

     This sticker is part of the Reoffer Prospectus and must accompany the Reoffer Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

          The date of this sticker is January 3, 2005.